Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated December  22, 2006

10-NC1y/3m CMS Spread Range Note Final Terms and Conditions — December 22, 2006

Summary Terms of Note
Security Codes	:	▪ CUSIP: 28264QEE0 ▪ ISIN: US28264QEE08 ▪ Common: 027918271

Underwriter	:	Deutsche Bank Securities Inc. (DBSI)

Issuer Ratings	:	Moody’s Aaa / S&P AA+ / Fitch AAA (see issuer info below)

Issuance Amount	:	USD 1,276,000

Denomination	:	$1,000 per Note (min. investment $1,000).

Redemption Amount at Maturity	:	Year 1: 7.00%
Year 2 — Year 10: 7.00% x N/D

(quarterly, 30/360, unadjusted)

Where:

N = Number of Calendar Days in Reference Period where Spread fixes equal to or above Accrual Barrier.

D = Number of Calendar Days in Reference Period.

Minimum Coupon is 0.00%

Accrual Barrier	:	0.00%

Spread	:	CMS30y — CMS2y

CMS 30y	:	Mid-market semi-annual swap rate expressed as a percentage for a USD interest rate swap transaction with a term equal to 30 years which appears on the Reuters screen ISDAFIX1 Page at 11:00 am New York time on each day in the Reference Period.

CMS 2y	:	Mid-market semi-annual swap rate expressed as a percentage for a USD interest rate swap transaction with a term equal to 2 years which appears on the Reuters screen ISDAFIX1 Page at 11:00 am New York time on each day in the Reference Period.

Reference Period	:	Each period beginning on (and including) the day that is two Business Days prior to the commencement of each coupon period and ending on (and excluding) the day that is two Business Days immediately before the next coupon payment date.

Payment Dates	:	Quarterly, 30/360 unadjusted

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

Call Provision	:	The Issuer has the right to call the Notes at par 1 year from Issue Date and quarterly thereafter by giving not less than 5 Business Days notice to the Noteholder.

Call Notification Period	:	5 Days prior to each coupon date

Issuer	:	Eksportfinans ASA

Business Days	:	New York, London

Business Day Conv:	:	Following

Governing Law	:	New York

Settlement	:	DTC

Documentation	:	USMTN

Calculation Agent	:	Deutsche Bank AG, New York

2.Relevant Dates

Offering Period	:	December 6th, 2006 — December 21st, 2006

Trade Date		December 22nd , 2006

Settlement Date :		December 28th, 2006 (3 Business Days after the Trade Date)

Maturity Date :		December 28th , 2016 (10 Years)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.